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                                                                 EXHIBIT (d)(4)

CHILD INSURANCE RIDER - LEVEL TERM LIFE INSURANCE

BENEFIT

We will pay the beneficiary the amount of insurance shown for this rider immediately upon receipt of due proof of the death of a child prior to age 25 and prior to the expiry date.

CONSIDERATION

This rider is made a part of this policy based on the application for the rider and the payment of due premiums.

RIDER SPECIFICATIONS

The data for this rider are shown on page 1 of this policy. If this rider is added after the policy date of issue, the data appear on page 3 of this rider.

NON-PARTICIPATING

This rider does not pay dividends.

DEFINITION

"Child" means a child or stepchild or legally adopted child of the insured or the insured's spouse. To become insured, each child must be between 14 days and 22 years of age. A child alive on the date of application for this rider will not become insured unless named in the application.

Each child will cease to be insured under this rider at age 25.

BENEFICIARY

The beneficiary under this rider will be the insured, if living; otherwise the insured's spouse, if living; otherwise the estate of the child for whose death payment is made.

The beneficiary under this rider may not be changed.

CONTINUATION OF INSURANCE

If the insured dies while this policy and rider are in force, child insurance will continue without premium payment until termination as provided. However, there will be no continuation of insurance if the insured dies by suicide as set forth in the Suicide Exclusion.

The owner of the continued insurance will be the insured's spouse, if living. If the spouse is dead, each child will be the owner of the insurance on his own life. The owner may surrender the insurance for an amount equal to its net single premium as of the monthly anniversary before the date of request for surrender.

REINSTATEMENT

If this rider terminates due to non-payment of premium, it may be reinstated for each child for whom we receive satisfactory evidence of insurability. This policy must be reinstated at the same time. We will not pay a benefit for the death of a child after the end of the grace period of the first unpaid premium and before the reinstatement date.

CONVERSION OPTION

Insurance on a child may be converted to a new policy on a plan then in use by us. Written application must be made before the child becomes age 25 and before the expiry date of this rider.

The new policy must comply with our then current rules for amount, age and premium class. The premium class will be the same as the child's under this rider. The new policy will be issued as of the date of exchange based on the child's age on that date and the premium rate then in use. We will not contest the new policy after two years from the date of issue of this rider.

If conversion is made effective when the child becomes age 25 or on the expiry date of this rider, the face amount of the new policy may not exceed 5 times the amount of the child's insurance under this rider. If conversion is made effective at any other time, the face amount of the new policy may not exceed the amount of the child's insurance under this rider.

A disability rider and/or accidental death rider may be included in the new policy with our consent.

CI 79-1E                                                        Page 1

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CHILD INSURANCE RIDER - LEVEL TERM LIFE INSURANCE (CONTINUED)

INCONTESTABILITY

We will not contest this rider after it has been in force for 2 years from its date of issue, except with respect to the insurance on the life of any insured child who dies within such 2 year period.

SUICIDE EXCLUSION

If the insured or a child dies as set forth in the suicide exclusion of this policy, our liability under this rider will be limited to the premiums paid for this rider. The words "date of issue" in the exclusion will be taken to mean this rider's date of issue.

TERMINATION

This rider will cease:

1. on its expiry date;

2. at maturity (except as a death claim), expiry, exchange or surrender of this policy;

3. when this policy becomes paid-up for its face amount;

4. at the end of the grace period of an unpaid premium for this policy or this rider, whether or not this policy is in force under Options on Premium Default; or

5. on the premium due date after we receive a written request.


                                                  /s/
                                                  ------------------------------
                                                  President

CI 79-1E                            Page 2

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CHILD INSURANCE RIDER - LEVEL TERM LIFE INSURANCE (CONTINUED)

RIDER SPECIFICATIONS

 Insured                        John Doe
 Sex                            Male
 Amount of Insurance
 For Each Child
 Premium Class
 Premium                        $0.00
 Date of Issue                  January 1, 2007
 Issue Age of Insured
 Expiry Date
 Payable                        ??? Years

L-CI 79                             Page 3